Exhibit 10.1

MANUFACTURERS’ REPRESENTATIVE AGREEMENT

THIS MANUFACTURER’S REPRESENTATIVE AGREEMENT (the “Agreement”) made this day 16th February, 2018, by and between SmartMetric, Inc., a corporation incorporated under the laws of the State of Nevada in the United States of America, having its principal office at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada, 89169, (“Manufacturer”), and Hogier Gartner CIA. S.A., a corporation incorporated under the laws of Colombia, having its principal office at Carrera 65 # 80-16, Bogota, Colombia (“Representative”), as follows:

1.	Appointment and Acceptance - Manufacturer appoints Representative as its Representative to promote and sell Manufacturer’s Products (as defined in Article 3 hereof) in the Territory (as defined in Article 2 hereof); and Representative agrees to promote and sell the Products in accordance with the terms and provisions of this Agreement (the “Services”).

2.	Territory - Representative’s Territory shall consist of the following locations (“Territory”) and no other locations of any kind without the express written consent of Manufacturer: All countries in South America excluding Brazil and Argentina (other territories to be added by mutual agreement)

3.	Products - The “Products” of the Manufacturer to be promoted for sale and sold by the Representative are: the security access control and identity biometric cards and all credit/debit biometric cards of the biometric card Manufacturer

4.	Compensation – Representative’s commissions for the sale of Products hereunder is as follows (collectively, “Compensation”):

Representative shall receive 5% commission of the Invoice Price paid by Customers and received by the Manufacturer for Products within the Territory.

By way of clarification, all commission payments made by the Manufacturer to the Representative shall be due and payable based on payment received by Manufacturer for sold Products and not on the signing of purchase agreements or intentions to order.

“Invoice Price” shall mean the total price at which an Order for Products is invoiced to the Customer including any increase or decrease in the total amount of the Order (even though such increase or decrease takes place after the effective date of termination of this Agreement), but excluding shipping and insurance costs, sales, use and excise taxes, any allowances or discounts granted to the Customer by the Manufacturer, and any tariffs, duties and export fees involved in international shipments.

“Order” shall mean any commitment to purchase Manufacturer’s Products that calls for shipment into Representative’s Territory or which is purchased outside of the Territory through sales by the Representative.

“Customer” shall mean any person or entity purchasing Products in the Territory or sold Products outside of the Territory by the Representative. Any person or entity already being solicited or that has previously purchased Products from Manufacturer outside of the Territory will not be a Customer hereunder.

5.	Computations and Payment of Compensation -

a)	Compensation is due and payable 30 days following receipt of payment from the purchaser of the Products. If Compensation is not paid when due, the amount not paid will accrue interest at 5% per annum from the date due until paid.

b)	Manufacturer will send Representative copies of all invoices from Customers at the end of each calendar month.

c)	At the time of payment of Compensation to Representative, Manufacturer will send Representative a Compensation statement showing: commissions related to the Compensation due and owed to Representative for that period and any prior periods that have not been paid as of the date thereof.

d)	There shall be deducted from any sums due to the Representative:

i)	An amount equal to any Compensation previously paid or credited on sales of Manufacturer’s Products that have since been returned by the Customer or on allowances credited to the Customer for any reason by the Manufacturer; and

ii)	An amount equivalent to any Compensation previously paid or credited on sales which Manufacturer shall not have been fully paid by the Customer whether by reason of the Customer’s bankruptcy, insolvency, or any other reason which, in Manufacturer’s judgment, renders the account uncollectible. If any sums are ever realized upon such uncollectible accounts, Manufacturer will pay Representative its due Compensation applicable at the time of the original sale.

6.	Acceptance of Orders - All Orders are subject to acceptance or rejection by an authorized officer of Manufacturer and to the approval of Manufacturer’s credit department. Manufacturer shall be responsible for all collections. If Manufacturer notifies Customer of its acceptance or rejection of an Order, a copy of any written notification shall be transmitted to the Representative. At least once every month Manufacturer shall supply Representative with copies of all orders received directly by Manufacturer that pertain to a Customer.

7.	Terms of Sale - All Products shall be sold at prices and upon terms established by Manufacturer, and it shall have the right, in Manufacturer’s sole discretion, from time to time, to establish, change, alter or amend prices and other terms and conditions of sale. Representative shall not accept orders in the Manufacturer’s name or make price quotations different from those provided by Manufacturer.

8.	Representatives Relationship and Conduct of Business –

a)	Representative shall maintain a sales office in the Territory and devote such time as may be reasonably necessary to sell and promote Manufacturer’s Products within the Territory.

b)	Representative will: conduct all of its business in its own name and in such manner, as it may deem fit, however Representative agrees that it will conduct itself in a professional businesslike manner with all potential Customers and pay all expenses of any and all kind including any expenses directly related in efforts to sell Products under this Agreement.

c)	Nothing in this Agreement shall be construed to deem Representative as the partner, employee or agent of the Manufacturer nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions except as expressly stated in this Agreement.

d)	Representative shall not, without Manufacturer’s prior written approval, alter, enlarge, or limit orders; make representations or guarantees concerning Manufacturer’s Products, their fitness for a particular use; or accept the return of, or make any claim for such Products.

e)	Representative shall furnish to Manufacturer, any information that it may have from time to time related to the credit standing of any of its Customers. Representative may be required to assist in the collection of past due accounts receivable balances from their Customers when deemed necessary by the Manufacturer.

f)	Representative shall abide by Manufacturer’s policies as provided to Representative from time to time and shall communicate same to Customers.

g)	Manufacturer shall be solely responsible for the design, development, supply, production and performance of its Products and the protection of its patents, trademarks and trade names. Manufacturer agrees to indemnify and hold Representative harmless from and against and to pay all losses, costs, damages or expenses whatsoever, including reasonable attorney’s fees, which Representative may sustain or incur on account of infringement or alleged infringement of patents, trademarks, or trade names, or breach of warranty in any way resulting from the sale of Manufacturer’s Products.

h)	Manufacturer shall furnish Representative, at no expense to Representative, samples, catalogs, literature and any other material necessary for the proper promotion and sale of its Products in the Territory. Any literature which is not used or samples or other equipment belonging to Manufacturer shall be returned to the Manufacturer at its request. All product samples shall be secured by the Representative in a safe place within their premises or held in person by Representative’s sales executives. Samples may not be left with a third party without the written permission (can be provided via email) from the Manufacturer. Representative shall on or before the date of this Agreement, execute a nondisclosure agreement supplied by Manufacturer. Similarly, if permitted pursuant to approval in writing (can be provided via email), Representative will be permitted to disclose certain nonpublic information to third-parties provided that such third-parties enter into nondisclosure agreements with the Manufacturer.

i)	Manufacturer will keep Representative fully informed about sales and promotional policies and programs affecting the Representative’s Territory as needed in the sole discretion of Manufacturer.

j)	The Manufacturers product shall be sold, marketed, presented by the Representative as a SmartMetric branded product. No other name, trademark or company name shall be used in describing the Manufacturers product/s without the written consent of the Manufacturer.

k)	All Manufacturers products shall bear Manufacturers trademark and patent marks as stipulated by the Manufacturer.

1)	All manufacturers trademarks, patents and intellectual property shall remain the sole property of the Manufacturer and this agreement in no way transfers or gives rights to the such intellectual property to any other party.

m)	Representative represents and warrants that during the term of this Agreement, and for three (3) years subsequent to the termination of this Agreement (in accordance with Section 9 hereof), it and its employees, agents, and affiliates will not employ, solicit for employment or engage any person who is an employee of the Manufacturer.

n)	Representative represents and warrants that it shall not use any information related to the intellectual property or technical know-how, trade secrets of the Company, or through deconstruction of the Manufacturers Biometric Card Products in order to create a product that competes with the Manufacturers Biometric Card Products.

9. Term of Agreement and Termination - This Agreement shall be effective on the 16 day of February, 2018, and shall continue in force for a one year period, and shall be automatically renewed for additional one (1) year periods thereafter unless terminated by written notice from either party to the other not less than thirty (30) days prior to the end of the initial or any subsequent one-year term. This Agreement may also be terminated:

a)	By Manufacturer immediately upon written notice to Representative by registered or certified mail (or by email correspondence) if there is a change of fifty (50%) percent or more of the present ownership or control of the Representative’s business without Manufacturer’s written consent.

b)	By Manufacturer if Representative, without Manufacturer’s written consent, offers, promotes or sells any Biometric Card Product which is competitive with any Biometric Card Product Representative is to offer, promote or sell for Manufacturer in accordance with the terms of this Agreement, and written notice of this breach of the Agreement is mailed to or served upon Representative, the breach is not cured within ten (10) days after receipt of such notice by Representative, and written notice of termination is mailed to or served upon Representative – notwithstanding the foregoing, Representative represents and warrants that it will not appropriate, use or create any biometric card product that competes with that of Manufacturer and will not utilize, deconstruct or attempt to replicate, duplicate or assist any third party in the creation of any such a biometric card competing product.

c)	By Manufacturer if Representative, fails to conclude one sales order for a minimum 1,000 cards within the later to occur of (i) six months from the date of this agreement or (ii) six months from the date which production capability begins.

d)	By Representative if the Manufacturer fails to supply or fulfill orders for its biometric cards on a reasonably timely basis providing such orders are within the normal stated production capacity of the Manufacturer.

e)	By either party:

a.	in the event of the other party’s failure to reasonably perform the terms and conditions of this Agreement, written notice of the failure is mailed to or served upon that party by registered or certified mail (or by email correspondence), the failure is not cured within thirty (30) days after receipt of such notice, and written notice of termination is mailed to or served on that party, or

b.	on 90 days’ notice to the other party;

c.	upon immediate written notice to the other party in the event that party has filed or has filed against it a petition in bankruptcy (which is not dismissed within thirty (30) days after it is filed) or that party makes an assignment for the benefit of creditors; or

d.	By mutual written agreement.

10. Rights Upon Termination

a) Upon termination of this Agreement for any reason, Representative shall be entitled to:

a.	All Compensation due and payable on all orders to Customers which are dated or communicated to Manufacturer prior to the effective date of termination, regardless of when such orders have shipped prior to termination;

b.	Compensation referred to in this Provision #10 shall be paid on or before the last day of the month following the month in which the Manufacturer receives payment for the orders.

c.	In addition to the Compensation to be paid to Representative pursuant to the other paragraphs of this Section, Manufacturer agrees to pay all Compensation on future orders from prior Customers for a period of 120 days from the date of any termination. All such Compensation payable hereunder will be paid in accordance with the terms of other Compensation payments pursuant to this Agreement.

b) Upon termination of this Agreement for any reason, Representative shall return (or at request of Manufacturer, destroy) all property provided to Representative for the purposes contained in this Agreement.

c) The representations and warranties contained in Section 8(m) and 8(n) shall survive the termination of this Agreement.

11. General - This Agreement contains the entire understanding of the parties, shall supersede any other oral or written agreements, and shall be binding upon and inure to the benefit of the parties’ successors and assigns. It may not be modified in any way without the written consent of both parties. Representative shall not have the right to assign this Agreement in whole or in part without Manufacturer’s written consent.

12. Construction of Agreement- This Agreement shall be construed according to the laws of the State of Nevada in the United States of America.

13. Complete Agreement - This Agreement is the complete agreement between the parties with regard to the subject made hereof. There are no representations or agreements between the parties except those set forth herein with the exception of a non-disclosure agreement.

14. Severability - In the event any one or more of the provisions herein shall be determined to be invalid or unenforceable, the remaining provisions shall not be affected or impaired by such invalidity or unenforceability.

15. Notices - All notices, demands or other communications by either party to the other shall be in writing and shall be effective upon personal delivery or if sent by mail seventy-two (72) hours after deposited in the United States mail, first class postage, prepaid, Registered or Certified or if sent via email, then upon transmission, and all such notices given by mail or electronic mail shall be sent and addressed as follows until such time as another address is given by notice pursuant to this provision.

To Manufacturer:	To Representative:

SmartMetric, Inc.	Hogier Gartner & CIA. S.A.
3960 Howard Hughes Parkway	Alvaro Gartner
Suite 500	Carrera 65 # 80-16
Las Vegas, NV 89169 USA	Bogota, Colombia
Or via email: ceo@smartmetric.com	alvaro.gartner@hogier.com

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written in multiple counterparts, each of which shall be considered an original.

MANUFACTURER:	REPRESENTATIVE:
SmartMetric, Inc.	Hogier Gartner & CIA. S.A.
By: Chaya Hendrick	By: Alvaro Gartner
(printed name)	(printed name)
Title: President & CEO	Title: Director Commercial & Financial

Signature:	/s/ Chaya Hendrick	Signature: /s/ Alvaro Gartner

Date: February 16th 2018		Date: February 16th 2018